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                                  EXHIBIT 6.2

                 LEASE BY AND BETWEEN BROVI INVESTMENTS LIMITED

                          AND HEDMAN RESOURCES LIMITED


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                                      LEASE

This Lease is made this 25th day of August, 2000, pursuant to the Short Form of Leases Act,

BETWEEN:

                            BROVI INVESTMENTS LIMITED

                        HEREINAFTER CALLED THE "LANDLORD"
                                                              OF THE FIRST PART

                                     - AND -

                            HEDMAN RESOURCES LIMITED

                         HEREINAFTER CALLED THE "TENANT"
                                                             OF THE SECOND PART


1. The Landlord agrees to lease to the Tenant the premises municipally known as Suite 400, 3875 Keele Street, Toronto, Ontario (the "Leased Premises") and the Tenant agrees to lease the Leased Premises from the Landlord upon the terms and conditions set out in this Lease. The parties hereto agree that for the purpose of all financial calculations the Leased Premises are deemed to measure 2,896.36 rentable square feet, as per BOMA Standards 1996.

2. The term (the "Term") of the Lease will be Five (5) years commencing September 1, 2000 and ending August 31, 2005.

3. The Tenant shall pay to the Landlord at its head office as set forth herein, or at such other place as may be designated from time to time Minimum Rent of $7.50 per square foot of the area of the Leased Premises for Year One
(1) of the term per annum payable, $7.50 per square foot for Year Two (2) of the term, $8.00 per square foot for Year Three (3) of the term, $8.00 per square foot for year Four (4) of the term, and $8.50 per square foot for Year Five (5) of the term per annum payable without any prior demand therefor and without any deduction, abatement, set-off or compensation whatsoever, in equal monthly installments of $21,722.70 for Year One (1) and Year Two (2) of the term, $23,170.88 for Year Three (3) and Year Four (4) of the term and $24,619.06 for Year Five (5) of the term payable on the first day of each month throughout the term. The Tenant acknowledges that the minimum rent payable is subject to GST.

4.   The Tenant covenants with the Landlord:

     (a) to pay rent and additional rent. The Tenant shall pay as additional rent, exclusive of payment of Minimum Rent, all sums of money or charges required to be paid by the Tenant under this Lease, whether or not the same are designated "Additional Rent" or whether or not the same are payable to the Landlord or otherwise, and all such sums are payable in lawful money of Canada without deduction, abatement, set-off or compensation whatsoever;

     (b) to pay to the Landlord all real property taxes, rates, duties and assessments (including local improvement rates and commercial concentration taxes and/or taxes but excluding the Landlord's federal and provincial income and corporate taxes), impost charges or levies, including commercial concentration taxes, whether general or special, that are levied, rated, charged or assessed against the Leased premises or any part thereof from time to time by any lawful taxing authority, whether federal, provincial, municipal, school or otherwise, and any taxes which are imposed in lieu of or in addiction to, any such real property taxes, whether of the foregoing character or not and whether in existence at the commencement date or not, levied, rated, charged or assessed at any time and from time to time during the Term or any renewal thereof in respect of the Leased Premises;

     (c) to pay all business taxes and other taxes, license fees and rates assessed or levied against the Leased Premises, the operation of the business therein, the improvements made thereto and personal property located therein, in either case, whether assessed or levied against the Landlord or the Tenant;

     (d) to pay all common expenses and maintenance expenses, payable by the Landlord, including those payable to the Condominium Corporation, with respect to the Leased Premises and common areas;

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     (e)   in the event the Tenant fails to repair in accordance with its obligations under the terms of this Lease, the Tenant agrees to pay all costs and expensed incurred by the Landlord in maintaining and repairing the Leased Premises;

     (f) to pay the operating costs and cost of supplying all utilities used or consumed in the Leased Premises on the basis of separate meters, if available and otherwise on the basis of an equitable allocation as determined by the Landlord;

     (g) to pay all goods and services tax eligible with respect to all minimum rent and additional rent payable hereunder;

     (h) to repair reasonable wear and tear and damage by fire, lightning and tempest only excepted;

     (i) the Landlord may enter and view the state of repair and that the Tenant will repair according to notice in writing and reasonable wear and tear and damage by fire, lightning and tempest, only excepted;

     (j) The Tenant will leave the Leased Premises in good repair, reasonable wear and tear and damage by fire, lightning and tempest only excepted; and

     (k) at its sole cost and expense, take out and keep in full force and effect and in the names of the Tenant, the Landlord as their respective interests may appear, in the following insurance:

          (i) insurance upon property of every description and king owned by the Tenant, or for which the Tenant is legally liable or installed by or on behalf of the Tenant and which is located in the Leased Premises;
          (ii) property damage and public liability insurance written on a comprehensive basis with limits of not less that two million dollars ($2,000,000.00) for bodily injury to any one or more persons, or property damage.

           All such policies shall contain a waiver of subrogation in favour of the Landlord. The Tenant shall provide the Landlord with certificates of insurance showing such insurance's as having being placed.

5. Additional Rent may be reasonably estimated by the Landlord, from time to time, and such estimated amount is payable in monthly installments, in advance, with adjustments and all additional rent is deemed to be accruing due on a day to day basis. The Landlord estimates, but does not warrant, that during the calendar year 2000, the Tenant's payments with respect to additional rent payable pursuant to Paragraph 4 hereof shall be $8.50 per square foot of the area of the Leased Premises per annum, which will be paid in monthly installments of $2,051.59, plus GST. See attached Schedule "A" for list of services and expenses included in the Additional Rent and the services and expenses which are the sole responsibility of and directly paid by the Tenant. Schedule "A" shall form part of this Lease Agreement.

6. The Tenant shall occupy the Leased Premises throughout the Term and the Leased Premises shall be continuously, actively and diligently operated, fully fixtured, stocked and staffed solely for the purpose of conducting the business of a natural resource company, and for no other business or purpose.


7. The Tenant shall have the right to assign this lease or to sublet the whole of the Leased Premises upon first obtaining the consent of the Landlord, which consent shall not be unreasonably withheld.

8. Proviso for re-entry by the Landlord upon non-payment of rent or non-performance of covenants.

9. The Landlord covenants with the Tenant that so long as the Tenant complies with the terms of this Lease, the Tenant may occupy and enjoy the Premises without any interruption from the Landlord, except in cases of emergency or access required for repairs in connection with the Premises and common areas.

l0. The Landlord may terminate this Lease for any one of the following or any other cause permitted by law:

     (a)   fifteen days arrears or rent or additional rent;


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     (b)   the bankruptcy or insolvency of the Tenant;

     (c) a material change in the use of the Premises by the Tenant and, in particular (without limiting the generality of this provision), any change that affects the Landlord's building insurance or that constitutes a nuisance;

     (d) any unauthorized assignment or subletting of this Lease by the Tenant;

     (e)   substantial damage to or destruction of the Premises;

     (f) any sale or material change in use of the building in which the Premises are located by the Landlord;

     (g) any significant, willful or negligent damage to the Premises caused by the Tenant or by persons permitted on the Premises by the Tenant;

11. The Tenant shall keep the Premises in a reasonable state of repair and cleanliness and shall not make improvements or alteration to the Premises without the written consent of the Landlord, which consent shall not be unreasonably withheld.

12. Any holding over after the expiration of the term, with the consent of the Landlord, shall be construed to be a tenancy from month to month at a rental equal to one hundred and fifty percent (150%) of the Minimum Rent lost herein reserved (pro-rated on a monthly basis) and shall otherwise be on the terms and conditions herein specified, so far as applicable.

13.  The Tenant shall not register this Lease against title to the Leased
Premises.

14. It is understood and agreed that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Agreement, whether expressed or implied, collateral or otherwise either oral or written, except those set forth in this Agreement, including all Schedules to this Agreement. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Landlord or the Tenant unless reduced to writing and signed by each of them and, if the Tenant is a corporation which executes documents under seal, by an executive officer under the Tenant's corporate seal. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

15. Time shall be of the essence of this Agreement and each and every part hereof.

16. Provided that the Tenant has not been and is not then in default, the Tenant shall have the rights to renew this Lease for a further period of Five
(5) years. In order to exercise this option, the Tenant shall give the Landlord at least three (3) months and not more that six (6) months written notice of its exercise of the option. If the Tenant exercises its option, the Lease will be renewed on the same terms and conditions as set forth herein save for Minimum Rent and Additional Rent which shall be as hereinafter set forth and save that the Tenant shall have no further right or rights to renew the Lease. Minimum Rent shall be negotiated and agreed to by the parties hereto and shall be the fair market rent for similar premises used for a similar purpose in area and building similar to that in which the Leased Premises are located. If Minimum Rent is not agreed upon by both parties prior to three (3) months of the expiry of the term, this option to renew is declared null and void.


IN WITNESS WHEREOF the Landlord and Tenant have hereunto affixed their respective corporate hands and seals by a signing officer(s) duly authorized in such behalf.


SIGNED, SEALED AND DELIVERED       BROVI INVESTMENTS LIMITED
In the presence of


                                   Per:
------------------------               ----------------------------------------
Witness                                I have authority to bind the Corporation

                                   HEDMAN RESOURCES LIMITED

                                   Per:
------------------------               ----------------------------------------
Witness                                I have authority to bind the Corporation


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                                  SCHEDULE "A"


The following services and expenses are paid by the Landlord, of which 100% of the total cost of these services and expenses during the term of this Lease shall be paid by the Tenant to the Landlord as "Additional Rent"

        (a) Property Taxes
        (b) Building Insurance (not including Tenant contents)
        (c) Gas Heating Supply (proportionate share)
        (d) Common Hydro (pumps, air conditioning/heating, proportionate share)
        (e) Common Maintenance
        (f) Mechanical/Electrical Systems Maintenance
        (g) Property Management


The following items, services and expenses are the sole responsibility of the Tenant, including provision thereof, and paid directly by the Tenant:


        (a) Tenant Contents Insurance (loss or damage)
        (b) Telephone and/or Cable Costs
        (c) Security Systems
        (d) Replacement Lighting/Fixtures
        (e) Cleaning Services (within Leased Premises)
        (f) Garbage Disposal
        (g) Interior Leasehold Improvements (subject to Landlord approval)
        (h) Repair and Maintenance Costs of damage to Premises caused by Tenant's use of same